                                                                     Exhibit 4.5



                  LICENSE, DISTRIBUTION AND SUPPLY AGREEMENT

                                  BETWEEN:

                             DRAXIS HEALTH, INC.

                                    AND

                     ELAN PHARMA (INTERNATIONAL) LIMITED

                                    AND

                        ELAN PHARMACEUTICALS, INC.




                               JUNE 17, 1999

                                 CONTENTS

RECITALS

ARTICLES

1   DEFINITIONS
2   EXCLUSIVE LICENSE
3   LICENSE FEE; CLOSING; CONDITIONS TO CLOSING
4   PERFORMANCE INCENTIVE
5   OWNERSHIP AND JOINT DEVELOPMENTS
6   CONFIDENTIALITY
7   PROJECT COMMITTEE; PROJECT DEVELOPMENT
         AND COMMERCIALIZATION
8   SUPPLY
9   FORECASTING AND ORDERING
10  PRICE
11  SAMPLES
12  DELIVERY AND PAYMENT TERMS
13  RIGHTS OF FIRST NEGOTIATION; NON-COMPETITION
14  REPRESENTATIONS AND WARRANTIES
15  PRODUCT WARRANTY AND LIABILITY
16  PATENTS AND TRADEMARKS
17  QUALITY CONTROL
18  RIGHTS OF INSPECTION AND REPORTS
19  FORCE MAJEURE
20  TERM AND TERMINATION
21  INDEPENDENT CONTRACTOR
22  ASSIGNMENT
23  MISCELLANEOUS


ATTACHMENTS

A   PATENT RIGHTS/TRADEMARKS
B   EARLY TERMINATION FEE RATES, SCHEDULES FOR CALCULATION,
    EXAMPLE

          NPV Schedule--Attachment B-1
          ROI Schedule--Attachment B-2


          Example Calculation--Attachment B-3
C   FORECAST
D   COST OF GOODS


            LICENSE, DISTRIBUTION AND SUPPLY AGREEMENT

THIS LICENSE, DISTRIBUTION AND SUPPLY AGREEMENT is made as of the 17th day of June, 1999 (the "Effective Date"), by and between Elan Pharma (International) Limited, an Ireland corporation having its principal offices at WIL House, Shannon, County Clare, Ireland and Elan Pharmaceuticals, Inc., a Delaware corporation with its offices at 800 Gateway Boulevard, South San Francisco, California 94080 (together, "Elan"), and Draxis Health, Inc., a Canada corporation having its principal offices at 6780 Goreway Drive, Mississauga, Ontario, Canada L4V 1P1 ("Draxis").

                            RECITALS

A. Elan owns or controls the rights to develop and commercialize certain Products in the Territory, each as defined below, and desires to enter into an exclusive agreement with Draxis for the further development and commercialization of those Products in the Territory on the terms and conditions contained in this Agreement.

B. As a part of the Agreement, Elan will supply Draxis with its requirements of Product for distribution and sale within the Territory, also on the terms and conditions stated below.

C. Simultaneously with the execution of this Agreement, and as a condition to the transactions described herein, the parties or their Affiliates are entering into a Common Stock Purchase Agreement for the purchase by Elan of common stock of Draxis.

                           AGREEMENT

NOW, THEREFORE, IT IS AGREED between the parties as follows:

ARTICLE 1 - DEFINITIONS

1.1 "Affiliate" as applied to Elan or Draxis shall mean any legal entity other than Elan or Draxis, as the case may be, in whatever country organized, controlled by or under common control with Elan or Draxis. "Affiliate" shall also mean any company which owns or controls at least fifty per cent (50%) of the voting stock of Draxis or Elan, or any other company at least fifty per cent (50%) of whose voting stock is owned by or controlled by such company. The term "control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

1.2 "After-Tax Contribution" shall mean the net contribution multiplied by the income tax rate as set out in the NPV Schedule which is Attachment B-1 hereto.

1.3 "Change of Control" shall mean any agreement to acquire or actual acquisition, by a third party not an Affiliate of such party immediately prior to such acquisition, of ownership or control of at least fifty per cent (50%) of the voting stock of Draxis, on the one hand, or Elan Pharmaceuticals, Inc. or its ultimate parent company, Elan Corporation, plc, on the other hand. For the purposes of this section, "control" shall have the meaning given in the definition of Affiliate, above.

1.4 "Closing" and "Closing Date" shall mean, respectively, the consummation of the transactions described herein and the date on which such consummation occurs, as described in Section 3.1 below.

1.5 "Commercially Reasonable Efforts" shall mean reasonable efforts and resources at least equal to those normally used by the party using such efforts, for a compound, formulation or product owned by it or to which it has rights, which has a similar market potential at a similar stage in its product life, taking into account the formulation of the product, the competitiveness of the marketplace, the proprietary position of the compound or product, the applicable regulatory structure and requirements, the clinical and pre-clinical study results pertaining to the Product, time and cost of completion of development, the profitability of the Product, the size and location of the subject market within the Territory and any other relevant factors, as determined by the other party in its reasonable discretion.

1.6 "Cost of Goods" shall mean, with respect to Products supplied by Elan to Draxis under this Agreement, Elan's actual and reasonable cost of producing and/or supplying a Product in accordance with generally accepted accounting principles and Elan's standard costing methodology, consistently applied.
Such costs shall include, but not be limited to, all bulk drug, work in process (where applicable) and transfer price(s) paid by Elan, Product testing and yield loss costs, royalties, milestone payments specific to the Territory, costs of packaging and labelling (other than packaging and labelling undertaken by or for the account of Draxis under Section 9.2 below) and quality control or other testing of Products, less costs of goods returned in accordance with a return policy approved by the Project
Committee, together with all allocated indirect costs and overhead applicable to Elan's manufacturing, quality control or technical operations functions.

1.7 "Current Good Manufacturing Practices", or "cGMP" means that part of pharmaceutical quality assurance with ensures that manufacturing sites are maintained and operated and products are consistently produced and controlled to the then current quality standards appropriate to their intended use and as required by the Product specifications in effect from time to time and as defined in applicable laws and regulations of the Food and Drug Administration (FDA) and the Health Protection Branch of Canada (HPB).

1.8  "Effective Date" shall mean the date stated in the first paragraph above.

1.9 "Effective Termination Date" shall mean the applicable date stated, as the case may be, in Section 20.2

1.10 "Factory" means the last applicable manufacturing site in the production process for each of the Products' commercial supply for the Territory, as notified to Draxis from time to time in writing by Elan.

1.11  "Forecast" shall have the meaning given in Section 4.2 below.

1.12 "Improvements" means technical improvements, modifications, inventions or discoveries, whether patented or unpatented, that are developed, made or acquired by Elan or an Affiliate during the term of this Agreement and that are derived from or constitute additions or improvements over the Products including, but not limited to, any new indications, new/additional dosage forms or strengths, new oral and non-oral formulations, generic versions, new/additional drug delivery systems, pro-drugs, analogues, or process improvements.

1.13 "Net Present Value" shall mean the net present value of the Products' projected After-Tax Contribution over the remainder of the term of this Agreement from the Effective Termination Date, determined according to the most recent Forecast for each of the Products as approved by the Project Committee, discounted back at the annual percentage rate contained in Attachment B attached hereto and incorporated by this reference.

1.14 "Net Sales" shall mean the gross invoiced sales for Products sold or commercially disposed of for value to a third party by Draxis or its Affiliates, after deduction of the following amounts:

          (i) discounts, including cash discounts, customary trade allowances or rebates actually taken or allowed;

          (ii) credits or allowances given or made for rejection, recall or return of previously sold Products actually taken or allowed;

          (iii) any tax or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof; and

          (iv) packaging, freight, insurance and customs, duties and brokerage fees on shipments of Product and borne by the seller thereof.

1.15 "Patent Rights" means the patents and patent applications (until such time as such applications or any of them are denied, abandoned or issued into patents) listed in Attachment A and any future patents and patent applications, continuations, divisionals and reissues as part of patents and patent applications in the Territory regarding the Products, which Elan owns or under which Elan is licensed with the right to sublicense in the Territory.

1.16  "Performance Incentive" shall have the meaning given in Section 4.1 below.

1.17 "Product(s)" means any or all of the following products, to the extent of the rights owned, licensed or controlled by Elan in the Territory:
Zanaflex-Registered Trademark-, Diastat-Registered Trademark-, Mysoline-Registered Trademark-, Neurobloc-TM-, frovatriptan, Zelapar-TM-, Zonegran-TM-, ziconotide and Zanaflex-Registered Trademark- MR, and any Improvements to any of the Products which Elan owns or under which Elan is licensed with the right to sublicense in the Territory.

1.18  "Project Committee" shall have the meaning given in Section 7.1 below.

1.19 "Proprietary Information" includes, without limitation, compilations, formulae, processes, plans, blueprints, formulations, technical information, new product information, methods of product delivery, test procedures, know-how, product samples, customer lists, market plans or strategies, sales information, specifications, scientific, clinical, commercial and any other information or data considered confidential in nature, whether communicated in writing or orally, which is of competitive advantage to either party in the conduct of its business.

1.20 "Regulatory Approvals" shall mean a Notice of Compliance and/or any similar or successor approval issued from time to time by the Health Protection Board of Canada, or any successor agency, which is required for the marketing of a Product in the Territory.

1.21 "Return on Investment Value" shall have the meaning given in the ROI Schedule attached as Attachment B-2.

1.22  "Termination Fee" shall have the meaning given in Section 20.2 below.

1.21 "Territory" means Canada and, as the context requires, each of its provinces and territories.

1.22 "Trademarks" shall mean the trademarks for the Products listed in Attachment A including any trade names and trade dress related to the Trademarks.

1.23  "Year" shall mean any calendar year during the term of this Agreement.

ARTICLE 2 - EXCLUSIVE LICENSE

2.1 Subject to the other terms of this Agreement, Elan hereby grants to Draxis and Draxis hereby accepts an exclusive license to use, market, sell and distribute the Products under the Patent Rights and the Regulatory Approvals now or hereafter owned or controlled by Elan for the sole and exclusive purpose of using, marketing, selling and distributing (but not manufacturing) the Products in the Territory, for all human indications.

2.2 Subject to the other terms of this Agreement, Elan hereby grants to Draxis an exclusive, royalty-free, fully paid-up license to use the Trademarks on packaging, labelling and other materials used in connection with commercialization of Product in the Territory for so long as this Agreement remains in effect. Draxis agrees that it will use the Trademarks only in promotion of the Products, and in accordance with standard pharmaceutical industry practices and such additional standards and practices as Elan may reasonably request.

2.3 Subject to the other terms of this Agreement, Elan hereby grants to Draxis the exclusive right to develop and commercialize all Improvements to any Product for and to the extent of Elan's rights in the Territory, for the sole and exclusive purpose of using, marketing, selling and distributing (but not manufacturing) Product in the Territory, for all human indications, on the same basis as described in this Agreement. It is understood and agreed that Elan shall have no obligation to develop any Product Improvements for the Territory.

2.4 Draxis shall not have the right to sublicense any of its rights without the prior written approval of Elan, in its sole discretion. Any such sublicensee shall assume in writing and be bound by all the terms and conditions of this Agreement, and any such sublicense shall not waive or release the obligations of Draxis hereunder.

ARTICLE 3 - LICENSE FEE; CLOSING; CONDITIONS TO CLOSING

3.1 In consideration for Elan granting the rights described in Article 2, Draxis agrees to pay to Elan, at the Closing, the amount of Twelve Million US Dollars (US$12,000,000.00), in immediately available funds by wire transfer to an account designated by Elan in writing. The parties shall agree in writing on an allocation of such fee to each of the Products on or before the Closing Date.

3.2 The Closing shall take place as soon as practical after execution of this Agreement by the parties, on a mutually agreed time and date, at the offices of Elan Pharmaceuticals, Inc. in South San Fransisco, California. The Closing shall occur simultaneously with the closing of the stock purchase under the Common Stock Purchase Agreement described above. Unless waived in writing, Closing of this Agreement shall be subject to the making or receipt by the parties of all necessary notices, filings, consents or approvals to or by third parties, governmental agencies in or outside the Territory, and internal management, board of directors or shareholders.

ARTICLE 4 - PERFORMANCE INCENTIVE

4.1 For each Year for which this Agreement is in effect, Elan shall pay to Draxis a performance incentive based on Net Sales of each Product in the Territory, calculated by Product and presentation thereof, as follows:

         (a) For Net Sales of such Product above 100% but not more than 115% of Forecast, a payment of * percent (*%) of Cost of Goods for applicable presentations of such Product sold;

         (b) For Net Sales of such Product above 115% but not more than 130% of forecast, a payment of * (*%) of Cost of Goods for applicable presentations of such Product sold; and

         (c) For Net Sales of such Product above 130% of forecast, a payment of * percent (*%) of Cost of Goods for applicable presentations of such Product sold.

4.2 For each Year while this Agreement is in effect, Draxis shall report to Elan on a quarterly basis its Net Sales and contribution calculation of each presentation of Product and for all Products in the aggregate in the Territory, and for each full Year will use audited financial statements for that year, or other financial information acceptable to Elan in its discretion. Quarterly reports shall be due within sixty (60) days of the end of each quarter. Draxis will also provide a year-to-date calculation, by Product, of the percentage amount and variance of Net Sales of each Product compared to the current forecast or budget for that Product as approved by the Project Committee and in effect as of the end of the period under review (the "Forecast"). The year-end report shall include Draxis's calculation by Product of any resulting Performance Incentive per the above formula. Each Year-end report shall be submitted on an audited basis as with other quarterly reports, and the final audited report no later than 140 days after the end of each Year. The current forecast, by Product, is attached hereto as Attachment C. The forecast may be changed only by written agreement of the Project Committee.

4.3 Elan shall pay any Performance Incentive amounts due to Draxis within thirty (30) days of receipt of Draxis's calculation of such amounts, unless Elan disagrees with the calculation of the Performance Incentive, in which case it shall notify Draxis promptly in writing (but in any event not less than fourteen (14) days from receipt of Draxis's calculations) of such disagreement. The parties shall make good faith efforts to discuss and resolve any such disagreement, and shall refer it to the COO

* Material has been omitted and filed separately with the Securities and Exchange Commission.

of Elan and the CEO of Draxis if not resolved within fourteen (14) days of Elan's notice.

4.4 Any Performance Incentive payments shall be payable in and remitted in Canadian Dollars by Elan. If amounts are calculated in other than Canadian Dollars, such amounts shall be converted to Canadian Dollars at the closing spot rates of exchange, as published by the WALL STREET JOURNAL for the last business day in the Territory preceding the date of remittance. Payments shall be made by Elan's check to Draxis's address as provided in Section 23.2 below or by wire transfer as notified in writing by Draxis.

4.5 Performance Incentive amounts shall be calculated hereunder using Net Sales only for final sales of Product by Draxis or any Draxis Affiliate to independent third parties in arm's-length transactions. No multiple counting or payment shall be payable upon the sale of a given order of Product.

4.6 Draxis shall keep complete and adequate records with respect to the sale of Product and Performance Incentive amounts payable hereunder for at least four (4) years after expiry of the Year concerned. Elan shall have the right to have such records of Draxis inspected and examined, at Elan's expense during normal business hours, for the purpose of determining correctness of payments made and owed hereunder. If an error of more than $5000 in Elan's favor is found in such records, the error will be corrected, any overpaid amounts returned and any and all reasonable expenses will be borne by Draxis. Such inspection and examination shall be made by an independent, certified, public accountant to whom Draxis shall have no reasonable objection. It is understood that such examination with respect to any Year hereunder shall take place not later than three (3) Years following the expiration of that Year, and that no more than one examination per year shall take place under this Section.

4.7 Any withholding or other tax required to be withheld by Draxis under the laws of the Territory for the account of Elan in respect of payments to be made by Draxis hereunder shall be promptly paid by Draxis for and on behalf of Elan to the appropriate tax authorities, and Draxis shall, within sixty (60) days of making such payment, furnish Elan with proof of payment of such tax together with tax receipts or other evidence of payment sufficient to enable Elan to support a claim in respect of any sum so withheld. Any such tax required to be withheld shall be borne solely by

Elan. Draxis shall cooperate with Elan in taking reasonable and legally authorized steps to reduce or to eliminate such withholding or other taxes.

ARTICLE 5 - OWNERSHIP AND JOINT DEVELOPMENTS

5.1 All existing or subsequently developed Proprietary Information of Elan will be owned by Elan. All existing or subsequently developed Proprietary Information of Draxis will be owned by Draxis. Each party will have access to Proprietary Information of the other as is reasonable and appropriate to carry out the intent of this Agreement.

5.2 In the event that a development or Improvement is made by either party, or jointly; or a development is made by Draxis pursuant to its obligations under this Agreement; such a development, whether patentable or not (an "Invention"), will be owned by Elan if it pertains to any of the Products, and will be owned by the party or parties making such Improvement or development, if not related to the Products.

5.3 In case Inventions made pursuant to Article 5.2 are patentable, Elan and Draxis each agree to fully cooperate with the other and/or its attorneys in:
A.       preparing, filing and prosecuting patent applications;
B.       vesting title as herein provided; and
C. providing non-financial assistance as reasonably requested by the other in enforcing any patents resulting from such patent applications.

5.4 The cost of patenting Inventions will be borne by the owner of the Invention. In the event of jointly-owned Inventions, the costs will be shared equally by both Draxis and Elan.

5.5 To the extent not owned by Elan, Elan retains the right to use all data generated by, or arising from, further development or from studies or clinical development and regulatory work as set out in Article 7 undertaken separately by Draxis on any of the Products (whether before or after Regulatory Approval for such Product) for the purpose of gaining regulatory approval and market support in any countries outside the Territory.

ARTICLE 6 - CONFIDENTIALITY

6.1 A party receiving Proprietary Information from the other, directly or indirectly, will treat such information as confidential and will use efforts at least equivalent to those used to protect its own Proprietary Information. Except as set forth in Article 6.2 following, all information or data communicated from one party to the other will be deemed and treated as Proprietary Information unless otherwise agreed to in writing. All oral communications, whether or not summarized and reduced to writing, shall also be considered confidential. Access to such Proprietary Information will be limited to employees, agents, advisors or consultants of the party receiving such information, who reasonably require such information and who are bound to said party by a like obligation of confidentiality. A party receiving Proprietary Information will not use such information for its own benefit or for the benefit of others or in any way not consistent with the purposes set out in this Agreement.

6.2 Nothing contained herein will in any way restrict or impair each party's right to use, disclose or otherwise deal with any Proprietary Information which:
A. at the time of disclosure is in the public domain or thereafter becomes part of the public domain by publication or otherwise through no act of the party receiving such information;
B. the party receiving such information can conclusively establish was in its possession prior to the time of the disclosure;
C. is independently made available as a matter of right to the party receiving such information by a third party who is not in violation of a confidential relationship with the other party;
C. is developed by a party independently of the Proprietary Information received from the other party; or
D. is information required to be disclosed by legal process; provided, in such case, the disclosing party timely informs the other and uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and cooperates reasonably with the other party to attempt to limit such disclosure.

6.3 The party receiving Proprietary Information will obtain no right of any kind, or license under any patent application or patent, except as expressly stated in this Agreement. All Proprietary Information will remain the sole property of the party disclosing such information or data.

6.4 Upon termination of this Agreement, the party to which Proprietary Information has been disclosed will upon request within thirty (30) days return all such information, including any copies thereof, and cease its use, or at the request of the party transmitting such Proprietary Information, will promptly destroy the same and certify such destruction to the transmitting party, provided that each party may retain one copy of the Proprietary Information for compliance and recordkeeping purposes.

6.5 Termination or expiration of this Agreement shall not relieve the parties of their obligations under this Article 6.

6.6 Nothing in this Article 6 will prevent Draxis or Elan from disclosing to each other the results of any work carried out by them pursuant to Article 7 and Draxis and Elan hereby agree to disclose to each other such results promptly.

ARTICLE 7 - PROJECT COMMITTEE; PRODUCT DEVELOPMENT AND
COMMERCIALIZATION

7.1 The Project Committee shall consist of three representatives from each party as designated by each of them from time to time. Unless otherwise agreed by the parties, the Project Committee shall meet at least once every six months. The Project Committee shall meet alternatively at the offices of Elan Pharmaceuticals and Draxis, or as otherwise agreed, each party bearing its own expenses in preparing for and attending such meetings. Meetings shall be chaired by one of the Draxis representatives whom it selects. Between meetings of the Project Committee, each party shall keep the other generally informed as to its progress with its respective obligations under this Agreement. Draxis will provide Elan's Project Committee members with advance written reports and agenda items as the Committee reasonably determines are appropriate, including without limitation reasonably current profit/loss statements for each of the Products individually, and in the aggregate.

7.2 The Project Committee shall provide strategic advice and oversight for the development and commercialization of the Products in the Territory. In particular, the Project Committee shall have the following responsibilities:

     (a) to review and approve an annual budget, timeline, Forecasts, marketing and business plans for the Products in the Territory and any updates or amendments thereto;

     (b) to review and approve all clinical, regulatory and product development plans, timelines and budgets for the Products including but not limited to clinical trial protocols, and any updates or amendments thereto; and

     (c) to review the Products' performance against such plans and budget at each meeting of the Project Committee.

7.3 The Project Committee shall attempt to operate by consensus, and all decisions of the Project Committee shall require majority support. In the event of a dispute among the project Committee which cannot be resolved by consensus, after further informal discussion, such dispute shall be referred to the CEO of Draxis and the COO of Elan Pharmaceuticals, Nor the America, a division of Elan Pharmaceuticals, Inc., who shall discuss the matter and attempt to reach an amicable solution.

7.4 Draxis shall have primary responsibility, at its expense, for the preparation, filing and pursuit of the application for Regulatory Approval of each Product in the Territory an, as approved by the Project Committee, formulary approval for provinces in the Territory. Draxis will use diligent efforts to do so and to obtain and maintain, on Elan's behalf as the owner and holder thereof, the Regulatory Approvals for the Product in the Territory. Elan will be responsible for the payment of any third party costs of generating any additional data required by HPB in order to obtain Regulatory Approval for any of the Products, provided that the Project Committee approves in advance the undertaking of any such costs as being reasonable and necessary. Elan shall on a timely basis provide Draxis with such assistance as Draxis may reasonably request from time to time in obtaining or maintaining such Regulatory Approvals, including without limitation providing Draxis with a copy of Elan's New Drug Application or such other documents or information within Elan's possession or control as Draxis may reasonably require for the purposes of fulfilling its obligations hereunder. For purposes of providing information required for Regulatory Approvals or formulary approvals, Elan will use its reasonable best efforts to respond to Draxis requests within five business days, unless the volume or scope of information requested makes such time unreasonable or impractical.

7.5 Once Regulatory Approval is obtained for a Product, Draxis will use Commercially Reasonable Efforts to launch and market such Product in the Territory for the duration of this Agreement, and to obtain such provincial formulary approvals as may be appropriate, each in accordance with the marketing and business plans, budget and timeline approved in advance by the Project Committee. Elan will discuss in advance with Draxis any forthcoming process or other changed or improvement in any of the Products undertaken in the U.S., e.g., a new formulation or delivery system or method. Draxis will use Commercially Reasonable Efforts to supplement or update any Regulatory Approvals and take such other action reasonably necessary or appropriate to accommodate and adopt such changes for the affected Products in the Territory.

(a) Elan at its expense shall provide to Draxis examples of all materials used, in available media, for marketing and promotion of the Products in the United States together with examples of any training materials and any other documentation or marketing aids generated in respect of the Products for the United States. Draxis also agrees to display the Trademarks on the Products and such promotional materials in a format or type style previously authorized and approved in writing by Elan Pharmaceuticals, Inc. on the same timeline as described below. Draxis shall otherwise be entitled to adapt such materials for Canadian purposes, as it sees fit, for the marketing and promotion of the Products in the Territory and shall provide any such marketing or promotion materials to Elan for its approval, not to be unreasonably withheld, at least ten (10) business days in advance of any proposed use, publication or submission to any agency or third party unless a longer period is required by any agreement between Elan and its licensor, in which case (i) Elan will notify Draxis of such longer period, and (ii) the Elan and licensor approval periods shall run concurrently. Elan shall provide any comments on such materials within that time, and if requested by Draxis, in written form with two (2) business days of providing oral comments. The Project Committee shall use its good faith efforts to resolve any disagreement over the content or form of any such proposed materials, and shall refer any remaining disagreement to senior management for prompt resolution as provided above. Elan's failure to timely provide any comments to Draxis as provided above shall be deemed to be approval of such materials for the proposed use.

(b) In addition, Elan shall share with Draxis in a timely manner any competitive intelligence or clinical data as well as any market research Elan may obtain or have in its possession which may be of assistance in the marketing and promotion of the products or in obtaining Regulatory Approvals or formulary approvals in the Territory. Draxis shall share any such information in its possession with Elan, mutatis mutandis.

7.6 Elan shall at its expense, as soon as practical after the Effective Date and for the duration of this Agreement, employ and post at Draxis's headquarters a full-time advisor or consultant. That person shall be dedicated to assisting Draxis in fulfilling its obligations under this Agreement and its business plan for the Products as approved by the Project Committee, and shall assist in communicating with Elan in that regard. Through its Management by Objective program or any successor program, Elan will provide bonus objectives to each of its Project Committee members who participate in any such programs (and, if applicable, the Elan full-time employee described above) which are reasonably related to the success of the Products in the Territory.

ARTICLE 8 - SUPPLY

8.1 During the term and in accordance with the provisions of this Agreement, Draxis shall purchase all of its requirements for Products exclusively from Elan.

8.2 Elan shall use Commercially Reasonable Efforts, subject to force majeure or any other cause beyond the reasonable control of Elan, to maintain through its suppliers a continuous supply of each of the Products to Draxis, subject to the provisions of Article 9.

8.3 Draxis shall not sell or distribute any Product for resale or redistribution outside the Territory.

ARTICLE 9 - FORECASTING AND ORDERING

9.1 Products shall, unless otherwise agreed in writing between the parties, be manufactured and supplied in accordance with the specifications designated by Elan for each Product in writing from time to time, and thereafter as amended only by mutual written agreement of the parties. Such specifications shall be consistent with the Regulatory Approval for marketing of the Product in the Territory.

9.2 It is understood and agreed that it shall be Draxis's responsibility, at its expense, to package and label or have packaged and labelled all Product sold by Draxis in accordance with Elan's agreements with third party contractors and suppliers, and all applicable laws and regulations in the Territory, including without limitation regulations requiring dual language labelling and packaging. The parties shall cooperate reasonably to arrange for shipments of Product to any third party contractor designated by Draxis to provide such services. Unless otherwise agreed, it is understood that Product shall be provided by Elan to Draxis for Territory-specific labelling and packaging. In the alternative, Draxis shall provide Elan with its requirements for such Territory-specific packaging and labelling and will pay the full cost thereof. Unless prohibited by law or regulation, all such packaging and labelling shall include, in Elan's discretion, a reference and/or logo appropriate to the product referring to Elan Pharmaceuticals.

9.3 It is further understood and agreed that Elan obtains each of the Products from third party manufacturers or contractors responsible for most if not all manufacturing processes. Elan will notify Draxis as far in advance as is practical of any change or proposed change in Product specifications, delays in productions, amendments to Elan's contracts with such third parties which are material to Draxis for the Territory, or other material aspects of Elan's relationship with such third parties and will use Commercially Reasonable Efforts to work with Draxis to minimize the results of any such events in the Territory. Draxis understands and agrees with the foregoing, and will provide Elan as much advance notice as is practical of any event reasonably requiring notice to or participation of Elan or its third party suppliers of Product. The parties will revise forecasting and ordering time lines and procedures and other aspects of their supply relationship as may be reasonably necessary to allow Elan to fulfill its obligations to those third parties on a timely basis.

9.4 Unless otherwise agreed in writing by the parties, not less than six calendar months prior to the shipment date for the first order of each Product, Draxis shall submit to Elan a written, non-binding forecast of the quantities of Product which Draxis expects to purchase during each of the four calendar quarters following such shipment date. Thereafter, not later than fourteen (14) days prior to the beginning of each successive calendar quarter, Draxis shall submit an updated forecast for the following four consecutive calendar quarters ("Estimated Quantity"). The first quarter's forecast of each Estimated Quantity shall constitute a minimum purchase commitment for that quarter, against which Firm Orders (as defined below) will be placed. The parties shall agree on a reasonable format for such forecasts.

9.5 Not less than six calendar months prior to the shipment date for the first order of each Product, Draxis shall submit to Elan a written purchase order for its requirement of the Product ("Firm Order") with such information and in a form to be agreed between the parties. Second and subsequent Firm Orders shall quote a shipment date not less than four calendar months from the date of such order. In case of any conflict between the terms of this Agreement and the terms set forth in any Firm Order, the terms of this Agreement shall be controlling. The total of Firm Orders for each Product in a calendar quarter shall be between 75% and 125% of that quarter's Estimated Quantity of Product in the prior forecast. For orders in excess of 125%, Elan shall make reasonable efforts to supply such excess amount. In the case of Zanaflex, Diastat and Mysoline, Elan shall make reasonable efforts to supply such Products as soon as possible after receipt of forecasts of Estimated Quantity from Draxis for launch in the Territory consistent with any third party contractual requirements.

9.6 The parties shall cooperate to establish reasonable minimum purchase order quantities for each presentation of Product, taking into account minimum batch sizes or order quantities required of Elan in its orders to the supplier of that Product, resulting Costs of Goods, dating of Product and each presentation thereof, and other relevant factors.

ARTICLE 10 - PRICE

10.1 Unless otherwise agreed by the parties in writing, the prices for each Product shall be Elan's Cost of Goods for such presentation of each Product from time to time, *. Cost of Goods for each presentation of Product may be changed only in writing by Elan to Draxis, as provided below, for any future Firm Orders for Products.

10.2 All prices for Product shall be determined and paid in United States Dollars unless otherwise required by Elan as a result of its underlying supply contracts for Product.

10.3 The current prices of the Product shall be subject to review by Elan on not more than a semi-annual basis to take into account any increases or decreases in Elan's Cost of Goods from time to time. Draxis shall be entitled to receive a proportionate breakdown, in reasonable detail, of the categories making up the Cost of Goods for each Product. Adjustments to Elan's Cost of Goods shall be communicated in writing to Draxis at least three (3) months in advance of implementation. If within thirty (30) days of a written notice of a price increase Draxis objects to such increase in writing, after good faith discussion between the parties, Elan shall forthwith make available its Costs of Goods documentation in

* Material has been omitted and filed separately with the Securities and Exchange Commission.

confidence to an independent auditor appointed by Draxis and reasonably acceptable to Elan. The auditor will check the calculations and base information used by Elan to determine that the calculations are accurate and in accordance with the agreed mechanism under this agreement. The auditor will not provide any proprietary or confidential information relating to Cost of Goods changes to Draxis, but will provide a summary of the reasons for any change in Cost of Goods. Draxis agrees that if the auditor certifies in writing to Draxis the correctness of the calculations it will accept the notified price change. Elan agrees that if any error or omission occurs in the calculation of the revised price this will be corrected and new prices prepared. Both parties agree that such price will be effective from the notified date, with appropriate adjustments to be made to invoices issued in respect of shipments between the notified price change date and the date at which prices were actually agreed. The reasonable fees and disbursements charged by the auditor shall be paid by the party whose contention is rejected by the auditor.

ARTICLE 11 - SAMPLES

11.1 Elan agrees that if sampling is approved by the Project Committee as appropriate for a Product, it will provide samples of Product at a price equal to its Cost of Goods for that presentation of Product from time to time, as determined under Article 10 above, as follows:
         (a) Sample prices will apply only to invoices issued for Product in the first twelve-month periods after launch of that Product in the Territory unless otherwise approved by the Project Committee.
         (b) Sample quantities will be included in all Estimated Quantity forecasts, identified in separate purchase orders by Product, and aggregate sample quantities by Product will not exceed ten percent (10%) of commercial quantities of that Product ordered in each of the first two twelve-month periods following launch unless otherwise approved by the Project Committee.

11.2 Draxis shall have the sole responsibility for ensuring that all samples are properly packaged and labelled in accordance with applicable laws, rules and regulations in the Territory.

ARTICLE 12 - DELIVERY AND PAYMENT TERMS

12.1 Elan shall use its diligent efforts to arrange for the delivery of Product in accordance with Draxis's instructions as specified in writing from time to time.

12.2 Draxis shall be responsible for all charges associated with the shipping and delivery of Product from the Factory applicable to each Product. Each invoice to Draxis shall be in US Dollars and shall indicate the ex-Factory price to Draxis of the Product under Section 10.1 above. Draxis shall make payment of each invoice to Elan within thirty (30) days of date of invoice.

ARTICLE 13 - RIGHTS OF FIRST NEGOTIATION; NON-COMPETITION

13.1 Draxis will have a right of first negotiation on any neurologic or pain management pharmaceutical products for which Elan obtains sublicense or distribution rights specific for the Territory or to North America, with the exception of Antegren-TM-.

13.2 Elan will have a right of first negotiation on any proposed sale, transfer or sublicense by Draxis to any unaffiliated party for any of the pharmaceutical products, assets or business of the Draxis Pharmaceutica division of Draxis, as now or hereafter configured or defined, in the Territory.

13.3 While this Agreement remains in effect, Draxis and its Affiliates will not, unless approved in advance by Elan in its discretion, market or distribute in the Territory any pharmaceutical product which is directly competitive with any of the Products. For a period of twelve (12) months after the expiration or termination of this Agreement, Draxis and its Affiliates will not, unless approved in advance by Elan in its discretion, market or distribute in the Territory any pharmaceutical product containing a compound which is the same active ingredient or chemical moiety as any of the Products. During and after the term of this Agreement, Draxis and its Affiliates will not seek or promote customers or sales of Products outside the Territory. Nothing in this Section affects the obligations of Draxis under Article 6 above.

ARTICLE 14 - REPRESENTATIONS AND WARRANTIES

14.1     Elan hereby represents and warrants to Draxis as follows:

A. Elan has the full legal right to enter into the Agreement and to perform its obligations hereunder. The Agreement is duly executed and delivered by Elan and constitutes a legal, valid and binding obligation, enforceable against Elan in accordance with its terms.
B. Prior to the Closing Date, Elan will have obtained all necessary notices, consents, approvals and authorizations of all governmental authorities and other third parties required in connection with entering into and performing the Agreement which were required as of the date of the Agreement.
C. The execution and delivery of the Agreement and the performance of Elan's obligations hereunder (i) to Elan's best knowledge do not conflict with or violate any requirement of applicable laws, rules or regulations, and
(ii) do not conflict with, or constitute a default under, any contractual obligation of Elan.
D. Elan either owns or has exclusively licensed to it in the Territory the Products, and the Patent Rights as described in Attachment A insofar as they pertain to the Products, and has not granted to any third party any license or other interest of any kind (including any charge, lien or encumbrance) for the Products under the Patent Rights in the Territory which would affect Draxis's rights under this Agreement, except as follows:
         1) Mysoline: Elan has entered into a distribution agreement with Wyeth-Ayerst Canada Inc., which is terminable by Elan upon six months' prior written notice. Elan will submit that notice at or prior to the Closing.
E. To the best of Elan's knowledge at the date of this Agreement, without investigation, the manufacture, use, distribution or sale of Product in the Territory will not infringe the issued patents of any third party.
C.       As of the Effective Date, Elan's Cost of Goods and
Territory-specific milestone payments for each Product are as set forth in Attachment D.
D. To Elan's best knowledge at the date of this Agreement, without investigation, there is no patent other than the Patent Rights for which a license would be required for the promotion, distribution and sale by Draxis of the Products in the Territory, as contemplated by this Agreement.
E. The Patent Rights and Trademarks listed in Attachment A identify all patents, whether issued or pending, and all Trademarks, whether issued or pending, with respect to any of the Products in the Territory. To Elan's best knowledge, without investigation, it has no reason to believe that any of the Patent Rights or Trademarks are (or, if granted or approved, would be) invalid.
F. To Elan's best knowledge, without investigation, there are no investigations, third party allegations or actions, or claims against Elan or its Affiliates, including any pending or threatened (in writing) action against any of them in any court or by or before any governmental body or agency, with respect to the Products (including without limitation, sales by Elan of the Products outside the Territory) or its obligations set forth herein, which if successful would materially and adversely affect Elan's ability to perform its obligations under this Agreement.

14.2     Draxis hereby represents and warrants to Elan as follows:

A. Draxis has the full legal right to enter into the Agreement and to perform its obligations hereunder. The Agreement is duly executed and delivered by Draxis and constitutes a legal, valid and binding obligation, enforceable against Draxis in accordance with its terms.
B. Prior to the Closing Date, Draxis will have obtained all necessary notices, consents, approvals and authorizations of all governmental authorities and other third parties required in connection with entering into and performing the Agreement which were required as of the date of the Agreement.
C. The execution and delivery of the Agreement and the performance of Draxis's obligations hereunder (a) to Draxis's best knowledge, do not conflict with or violate any requirement of applicable laws, rules or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of Draxis.
D. To Draxis's best knowledge at the date of this Agreement, the manufacture, use, distribution or sale of the Products in the Territory will not infringe the patent rights of any third party.
E. To Draxis's best knowledge, without investigation, except as disclosed in writing to Elan there are no investigations, third party allegations or actions, or claims against Draxis or its Affiliates, including any pending or threatened (in writing) action against any of them in any court or by or before any governmental body or agency, with respect to the Products or its obligations set forth herein, which if successful would materially and adversely affect Draxis's ability to perform its obligations under this Agreement.
F. Draxis has not granted, and subsequent to the Effective Date of this Agreement will not grant to any third party any license or other interest of any kind (including any charge, lien or encumbrance) in all or any part of Draxis's rights under this Agreement, without the prior written consent of Elan in its discretion; except that Draxis may grant a floating lien or charge solely in the inventory of Products, any resulting accounts receivable and any cash proceeds thereof which may be generated from time to time by Draxis.

ARTICLE 15 - PRODUCT WARRANTY AND LIABILITY

15.1 In addition to its representations in Article 14 above Elan warrants that as of the delivery dates of shipments, as provided herein, Product provided to Draxis shall be manufactured and packaged in accordance with all specifications contained in the Regulatory Approval for the Product, from time to time, and then-current Good Manufacturing Practices.

15.2 Elan shall promptly replace or refund the invoice price of any quantity of the Product found not to correspond with Elan's warranties in
Article 15.1 hereof.

15.3 Except for Elan's liability pursuant to Article 15.4, Elan's obligation to replace or refund as aforesaid shall constitute the full extent of Elan's liability under this Agreement in respect of any loss or damage sustained by Draxis or arising from any other cause whatsoever and Elan shall not be liable for any consequential or indirect loss suffered by Draxis arising therefrom. ELAN MAKES NO WARRANTIES, WHETHER EXPRESS OR IMPLIED OR OF MERCHANTABILITY, OTHER THAN THOSE CONTAINED IN THIS ARTICLE 15. Elan shall cooperate reasonably in providing the benefit of any warranty rights it may have against its suppliers in connection with manufacture of any of the Products.

15.4 Each party shall indemnify and hold the other, and their respective employees, directors, representatives and advisors, harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgements (including reasonable attorneys' fees but not consequential or indirect loss) which arise out of:
a) the intentional misconduct or negligence of the indemnifying party with respect to its acts or omissions under this Agreement or pertaining to the Products; or
b) the material breach by the indemnifying party of its representations and warranties contained in this Agreement;
except to the extent of an indemnity obligation on the part of the other party under this section. In the event of a claim which may give rise to a right of indemnity under this section, the party intending to claim indemnity shall give the indemnifying party notice in writing as soon as practicable of any such claim or lawsuit and shall permit the indemnifying party to undertake the defence thereof at its expense.

In any such claim or lawsuit:

(i) the party claiming indemnity will cooperate reasonably in the defense of the third party's claim, and shall have the right to participate in such defense to the extent that in its judgement the party claiming indemnity may be prejudiced thereby; and
(ii) the party claiming indemnity shall not settle, offer to settle or admit liability in any claim or suit without the written consent of an officer of the indemnifying party, which consent shall not be unreasonably withheld.

15.5 Draxis and Elan shall advise each other immediately, to be confirmed in writing, of any occurrence which involves any material complaints about the safety or effectiveness of any of the Products, including, without limitation, a claim for death or injury following administration of Product supplied hereunder, or any matter arising out of this agreement which is required to be reported other than in a routine manner to the regulatory authorities by either party. The parties will cooperate reasonably to facilitate and develop written procedures for the reporting of adverse events for the Products to appropriate regulatory agencies within and outside the Territory. It is understood that if requested by Elan, Draxis will undertake on Elan's behalf the reporting of adverse events with the Territory.

15.6 Draxis shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance, including standard product liability insurance designating Elan as an additional insured. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects, alleged or otherwise, of any one of the Products or any material use in connection therewith or any use thereof.

15.7 In the event that, in the Territory, (i) any governmental authority issues a request, directive or order that any of the Products be recalled,
(ii) a court of competent jurisdiction orders that any of the Products be recalled, or (iii) Elan or Draxis reasonably determine, after mutual consultation, that any of the Products should be recalled, the parties shall cooperate and take all appropriate corrective actions. To the extent that such a recall results from a breach of Elan's obligations or warranties under this Agreement, or the negligence or willful misconduct of Elan, its Affiliates or contractors, Elan shall be responsible for reimbursement of Draxis's direct out-of-pocket expenses in conducting such recall. To the extent that such a recall results from a breach of Draxis's obligations or warranties under this Agreement, or the negligence or willful misconduct of Draxis, its Affiliates or contractors, Draxis shall be responsible for reimbursement of Elan's direct out-of-pocket expenses in conducting such recall. For the purposes of this Agreement, the expenses of recall shall be those of notification, return and/or destruction of the affected Product, the inventory, shipping, and other associated amounts for the shipments of Product recalled, and the direct out-of-pocket costs of acquiring and distributing replacement Product. In no event shall any recall damages or costs include lost profits, incidental, consequential or other damages of any kind. In any events leading to and following an actual or potential recall situation, Elan and Draxis shall cooperate fully with each other in communicating and coordinating with as much advance notice as is practical under the circumstances.

ARTICLE 16 - PATENTS AND TRADEMARKS

16.1 Elan shall, at its expense and in its discretion, use its Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Patent Rights and the Trademarks in the Territory, and will provide Draxis with an annual status report in writing and such oral reports as Draxis may reasonable request from time to time. Elan will consult with Draxis as far in advance as is practical prior to abandoning any Patent Rights or Trademarks. If, at any time during the term of this Agreement, either party shall become aware of any third party infringement or threatened infringement of any Patent Rights or Trademarks in the Territory, the following provisions shall apply:
(i) The party becoming aware shall promptly give written notice to the other and shall make no admission of liability.
(ii) If there is a disagreement as to whether the act complained of is in fact an infringement, as described above, the parties shall refer such issue to a mutually acceptable independent counsel (such acceptance not to be unreasonably withheld), and the reasonable costs of such counsel incurred in this regard shall be borne by the party whose view does not prevail.
(iii) With or without the advice of independent counsel, Elan shall have the right to litigate such alleged third party infringement. Elan shall notify Draxis within sixty (60) days after the written notice described in
(i) above (of, if later, thirty (30) days after the decision of the counsel described in clause (ii) above) whether it intends to so litigate.
(iv) If Elan determines not to litigate in accordance with clause (iii) above, and the counsel described in clause (ii) above has opined that the act complained of is, or more likely than not it, an infringement in the Territory, then Draxis may, in its sole discretion and expense, bring suit in its name to restrain such third party infringement in the Territory. In such event Draxis shall conduct such proceedings properly and diligently and shall keep Elan timely informed of all developments.
(v) In the event of any action permitted under this Section 16.1 by either party, the other party will provide the necessary and timely assistance in such action on reasonable terms and conditions to be agreed on at such time. In connection with any deliberations concerning the prospects for successfully bringing suit to enjoin such infringement, the parties shall promptly and fully make available to each other their available information concerning the validity and enforceability of the relevant Patent Rights or Trademarks and any other relevant information.

16.2 The party controlling any such enforcement action shall not compromise or consent to judgement in a way that diminishes the rights or interests of the non-controlling party without that party's prior written consent, such consent not to be unreasonably withheld. The out-of-pocket costs expended by the party controlling any such action will first be deducted from any and all proceeds recovered in the action, and then the out-of-pocket costs of the other party. The remaining proceeds of any such action will then be divided between the parties with seventy-five percent (75%) to the party conducting the action, and the other twenty-five percent (25%) to the other party. Any such amounts allocated to Draxis shall be treated as Net Sales under this Agreement, less fifteen percent (15%) of such allocated amount, to be paid to Elan.

16.3 In the event that the manufacture by or on behalf of Elan and the use and/or sale of Product is claimed or threatened in writing to constitute an infringement in the Territory of the intellectual property rights of a third party, either party shall as soon as it becomes aware of the same, notify the other thereof in writing, giving in the same notice full details knows to it of the rights claimed by such party and the extent of any alleged infringement. The parties shall cooperate reasonably in assessing and responding to any such potential infringement.
         (i) Draxis shall defend against any such alleged third party infringement at its expense. In such event Draxis shall conduct such proceedings properly and diligently and shall keep Elan timely informed as far in advance as practical of all decisions or developments. In the event of any action required under this Section 16.3 by Draxis, Elan will provide necessary and timely assistance at its expense. Elan may, at its option and expense, lead any such litigation using counsel of its choice reasonably acceptable to Draxis, and will lead such litigation if conducting a defense of the same Product in the U.S, with costs of such joint cross-border defense to be allocated reasonably based on the size of markets and other relevant factors. In connection with any deliberations concerning the prospects for successfully defending against such alleged infringement, the parties shall promptly and fully make available to each other their available information concerning the validity and enforceability of the relevant third party intellectual property and any other relevant information.

16.4 The party controlling any such enforcement action shall not compromise or consent to judgement in a way that diminishes the rights or interests of the non-controlling party without that party's prior written consent, such consent not to be unreasonably withheld.

16.5 In the event that because of any court order or settlement approved by Elan under Section 16.4, Draxis is required or requested to cease selling one or more of the Products in the Territory because the manufacture, use or offer for sale of such Product allegedly infringes the patent rights of a third party in the Territory, Elan will in good faith consider negotiating for a license, at its expense, which would allow Draxis to continue to market and distribute the affected Product in the Territory for the term of this Agreement, and undertakes to do so if it does the same for the United States and reasonably similar terms are available for such a license in the Territory.

16.6 Subject to its agreements with third parties, Elan shall disclose to Draxis and Draxis shall disclose to Elan as far in advance as is practical the complete texts of all patent applications filed or to be filed by either Elan or Draxis which relate to the Products and any Improvements as well as all material information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving Patent Rights or Trademarks anywhere in the Territory. It is understood that such information is highly proprietary and confidential, has great value to Elan in its business and will be protected as such by Draxis.

16.7 Draxis acknowledges that Elan Pharmaceuticals, Inc. is the owner of the Trademarks listed in Attachment A hereto (with the exception of Mysoline, which is owned by Elan Pharma (International) Limited). Draxis agrees that:
(a) the use of the Trademarks by Draxis shall inure to the benefit of and be on behalf of Elan Pharmaceuticals, Inc.; (b) nothing in this Agreement shall give Draxis any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement; (c) Draxis will not attack the title of Elan

Pharmaceuticals, Inc. to the Trademarks or register, or attempt to register, in its own or its Affiliates' name any of the Trademarks, or any variation thereof, in any form in conjunction with any Product or other product, in the Territory, or in any other country, without the prior written consent of Elan Pharmaceuticals, Inc.; (d) the nature and quality of the Products sold by Draxis in connection with the Trademarks; and all related advertising, promotional and other related uses of the Trademarks by Draxis shall conform to reasonable standards set by Elan Pharmaceuticals, Inc.; and (e) Draxis will cooperate with Elan Pharmaceuticals, Inc. in facilitating Elan Pharmaceuticals, Inc.'s control of such nature and quality and will supply Elan Pharmaceuticals, Inc. with specimens of all uses of the Trademarks upon request.

16.7 Draxis agrees that it will accept a trademark, tradename and related trade dress adopted by Elan as a part of an international trademark and tradename strategy for frovatriptan and ziconotide, provided that no infringement issues are presented in the Territory for such mark, and Elan will share with Draxis the results of any search or inquiry in that regard. In the event Elan's mark presents infringement risks in the Territory, the parties will cooperate reasonably to choose another acceptable mark for the affected Product in the Territory.

ARTICLE 17 - QUALITY CONTROL

17.1 Elan shall provide or cause to be provided a Certificate of Analysis to Draxis concurrently with each invoice for Product. Draxis agrees promptly to inspect each delivery of Product to determine whether or not it is in conformity with the warranties set forth in Article 15.1. In the event that any quantity of Product delivered to Draxis hereunder fails to conform with the said warranties, Draxis may reject the delivery concerned by giving written notice of rejection to Elan within twenty-one (21) days of Draxis's receipt of the Product. Such notice shall specify the manner in which the Product fails to conform with the warranties. In the absence of such notification, Draxis shall be deemed to have accepted the Product.

17.2     Promptly after receipt by Elan of a notice of rejection pursuant to
Article 17.1 hereof, the parties will consult with each other in an attempt to resolve any dispute regarding the rejected delivery. If any such dispute remains unresolved thirty (30) days after receipt by Elan of the notice of rejection, Elan will use Commercially Reasonable Efforts to replace the rejected delivery within thirty (30) days of expiration of such initial thirty (30) day period, and Draxis will pay for the replacement delivery in accordance with the provisions hereof applicable to sale of Product.

17.3 If within sixty (60) days after receipt by Elan of the notice of rejection the parties agree that the Product in question did not comply with the warranties, Elan will give credit to Draxis for Elan's invoice price of such rejected shipment. If during such sixty (60) day period the parties agree that the Product in question did comply with the warranties, Elan shall be entitled to full payment and shall have no obligation to give such credit to Draxis. If during such sixty (60) day period the parties fail to reach agreement regarding the rejection, an expert appointed by Elan and reasonably acceptable to Draxis shall visit the affected Factory and repeat the analysis of the samples of the relevant shipment in the presence of the appropriate Elan and Draxis personnel. Draxis and Elan shall supply the expert with copies of all tests, data, documentation, standards, etc. as the expert may reasonably require in connection with such analysis, and the expert's decision as to whether such lot has met the Specifications for Product shall be final and binding on the parties hereto. The expert shall execute an appropriate confidentiality agreement. All expenses and costs of such expert shall be borne by the party whose contention is finally rejected by the expert. In the event that either the expert or the parties agree that the delivery should be rejected, Draxis will return the rejected delivery to Elan.

ARTICLE 18 - RIGHTS OF INSPECTION AND REPORTS

18.1 If reasonably requested by Draxis, Elan will use reasonable efforts to facilitate the visit by Draxis's and Elan's authorized representatives to a Factory during normal business hours for the purposes of inspecting plant premises, the manufacturing process and technical records insofar as they relate to the manufacture of a Product.

18.2 Elan shall notify Draxis in writing as far in advance as practical if it becomes aware of any intended changes to the site, location or method of manufacture of the Product by Elan or any of its suppliers, so that Draxis shall have as much time as possible to notify regulatory authorities and obtain approval for such intended changes before Elan or such supplier makes any such changes.

ARTICLE 19 - FORCE MAJEURE

19.1 Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancellable by reason of, any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil disturbance, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, contractors, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party's reasonable control. The party which may invoke this Section 19.1 shall use all reasonable efforts to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for 30 days then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

19.2 Each party shall endeavour to resume its performance hereunder as quickly as possible if such performance is delayed or interrupted by reason of any cause set forth in 19.1 above.

ARTICLE 20 - TERM AND TERMINATION

20.1 This Agreement shall become effective on the first date written above and shall terminate on December 31, 2008, unless earlier terminated in accordance with the provisions of this Agreement. Beginning no later than one year and ending not later than six (6) months prior to such expiration, the parties will enter into good faith discussions, without obligation, about possible renewal of this Agreement and the terms of any such renewal.

20.2 This Agreement may be terminated prior to expiration by Elan, in its sole discretion, as follows:

         (a) On or prior to December 31, 2001, Elan may elect to terminate this Agreement by giving Draxis as much written notice as is practical of Elan's Change of Control. Such notice shall be effective on the date specified therein (the "Effective Termination Date"). Within five (5) business days of such Effective Termination

Date, Elan shall pay or cause to be paid to Draxis, by wire transfer in immediately available funds, an amount equal to the greater of the Net Present Value and the Return on Investment Value; and

         (b) From January 1, 2002 through the term of this Agreement, Elan may elect to terminate this Agreement by giving six (6) months' prior written notice to Draxis. Within five (5) business days of the end of such six month period (the "Effective Termination Date"), Elan shall pay or cause to be paid to Draxis, by wire transfer in immediately available funds, an amount equal to the greater of the Net Present Value and the Return on Investment Value; and

         (c) Throughout the term of this Agreement, Draxis will give Elan as much written notice as is practical of any Change of Control of Draxis. Upon any occurrence of such a Change of Control, Elan may elect, within thirty
(30) days of such notice, to terminate this Agreement by giving six (6) months' prior written notice to Draxis, provided that Elan has determined in its reasonable judgement based on substantive evidence that following its Change of Control, Draxis's capability of performing its obligations under this Agreement will likely be materially impaired or reduced. Within five (5) business days of the end of such six month period under this subsection (c) (the "Effective Termination Date"), Elan shall pay or cause to be paid to Draxis, by wire transfer in immediately available funds, Return on Investment Value, as shown in Attachment B and Schedule B-2 for a Change of Control of Draxis.

         The amounts payable under subsections (a), (b) or (c) shall be referred to as the Termination Fee. In addition to the Termination Fee, Elan shall reimburse Draxis for any unavoidable additional actual out-of-pocket costs it may incur in terminating as of the Effective Termination Date any third party commitments previously approved by the Project Committee. Elan shall also purchase existing inventory of Products owned by Draxis as provided in Section 20.6 below.

20.3 Subject to the provisions of Article 19 hereof (Force Majeure), Elan shall have the right to terminate this Agreement as it pertains to the relevant Product(s) or, at its option, convert the exclusive licenses and related rights for such Product(s) to a non-exclusive license upon ninety (90) days' written notice to Draxis, in the event Draxis shall have failed to begin marketing (including efforts to obtain appropriate pricing and reimbursement, as determined by the Project Committee) such Product(s) in the Territory within six (6) months after the later of the Closing Date or Regulatory

Approval for such Product, in the Territory. For the avoidance of doubt, Draxis shall be deemed to have commenced marketing when it commences promoting the Product in accordance with this Agreement, notwithstanding that certain pricing and formulary reimbursement issues may still be outstanding with health regulatory authorities or that supply of Product may not yet be available.

20.4 Either party hereto may, at its option, terminate this Agreement by giving to the other party prior notice in writing to that effect of not less than ninety (90) days in the event the other party shall commit a material breach of this Agreement (thirty (30) days, in the case of any payment default), and shall fail to cure such breach during the ninety (90) day period or thirty (30) day period as applicable, following receipt of said notice from the non-breaching party, or such longer period as may reasonably be necessary, provided the breaching party continues its diligent efforts to cure; provided, however, that any such cancellation and termination shall not release the breaching party from any obligations hereunder incurred prior thereto. For the avoidance of doubt, Draxis's failure to use Commercially Reasonable Efforts to obtain Regulatory Approval on Elan's behalf for such Product in the Territory in accordance with Article 7 shall be deemed to be a material breach for the purposes of this Article, as to such Product, except where such failure is due to the decision of the Project Committee not to undertake costs to generate additional data required to obtain Regulatory Approval.

20.5 Either party hereto may terminate this Agreement immediately if the other party becomes insolvent, or voluntary or involuntary proceedings are instituted against the other party under any federal, state or local bankruptcy or insolvency laws, or a receiver or trustee of the party's property shall be appointed or the party makes an assignment for the benefit of its creditors.

20.6 In the event of expiration of this Agreement, or the termination of any rights granted hereunder with respect to a given Product prior to the expiration or termination of this Agreement in its entirety, Draxis shall have no further rights in the affected Patent Rights, Trademarks or Product(s), except that inventory of such Product(s) may be sold by Draxis for up to six (6) months after the date of such termination. In the event of any such expiration or termination, including without limitation the early termination provided for above, Elan will purchase from Draxis, at its then net book value, any such inventory in such usable and salable quantities as Elan may determine. Any expiration or partial or complete termination of this

Agreement shall not affect the right, obligations and remedies of either party accrued as of such expiration or termination.

ARTICLE 21 - INDEPENDENT CONTRACTOR

21.1 It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party hereto is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees and consultants, and the employees of one party shall not be deemed to be employees of the other party for any purpose whatsoever.

ARTICLE 22 - ASSIGNMENT

22.1 Upon expiration or early termination of this Agreement, Draxis shall identify and provide to Elan copies of all agreements entered into between Draxis and any third party relating to any of the Products and will upon Elan's request, assign to Elan the benefit and the burden of those contracts, to the extent selected by Elan in its discretion and as expressly permitted under such contracts. The parties will work together in advance to co-ordinate any discussions with such third parties regarding those contracts.

22.2 Neither party may without written approval of the other, such approval not to be reasonably withheld:
(a) assign this Agreement or transfer its interest or any part thereof (including granting any lien, charge or encumbrance thereon) under this Agreement to any third party which is not an Affiliate; or
(b) designate or cause any third party not an Affiliate to perform all or part of its activities hereunder, or to have the benefit of all or part of its rights hereunder.

23.3 Either party may, upon written notice to the other, assign all or a part of its rights or obligations hereunder to an Affiliate, provided that such assignment shall not affect or release the prior or ongoing obligations of the assignor to the other party to this Agreement.

ARTICLE 23 - MISCELLANEOUS

23.1 This Agreement shall be governed by the laws of Delaware, without regard to its choice of law principles. All disputes arising under the Agreement shall be referred to senior management of the parties as provided in Section 7.3 above for good faith discussion and efforts toward amicable resolution.

23.2 Any and all notices provided for hereunder shall be sent in writing and to the respective parties at the following addresses by express courier:

           If to Elan:      Elan Pharma (International) Limited
                            WIL House
                            Shannon Business Park
                            Shannon, County Clare
                            Ireland
                            Attention: Chief Executive Officer

                            Elan Pharmaceuticals, Inc.
                            800 Gateway Boulevard
                            South San Francisco, California 94080 USA
                            Attention: Pres. and COO, Elan Pharmaceuticals North America division

           With a copy to:  Elan Pharmaceuticals, Inc.
                            800 Gateway Boulevard
                            South San Francisco, California 94080 USA
                            Attention: VP, Legal Affairs, Elan Pharmaceutical North America division

           If to Draxis:    Draxis Health, Inc.
                            6870 Goreway Drive
                            Mississauga, Ontario, Canada L4V 1P1
                            Attention: President

           With a copy to:  Draxis Health, Inc.
                            6870 Goreway Drive
                            Mississauga, Ontario, Canada L4V 1P1
                            Attention: Secretary
or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.

23.3 Each party agrees to comply with all applicable laws, rules and regulations of any government agency or authority in the performance of its obligations under this Agreement. In the event one or more terms of this Agreement are found to violate the provisions of any applicable law, rule or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make the terms of this Agreement valid and enforceable, having full regard for all applicable laws and the intent and purposes of the parties entering into this Agreement.

23.4 This Agreement includes the Attachments, whether annexed at the time of execution of this Agreement or later, as provided herein, constitutes the entire Agreement between parties hereto relating to the subject matter hereof, and this Agreement may not be varied except by an instrument in writing signed by each party hereto by a duly authorized officer.

23.5 Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such invalid or unenforceable part or provision in a commercially reasonable, valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

23.6 The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation. This Agreement may be executed in one or more counterparts, all of which shall comprise the original instrument.

23.7 The following Articles and Sections shall survive expiration or termination of this Agreement for any reason: 6, 13.3, 14, 15, 16, 18 and
23.1. Termination or expiration of this Agreement shall not affect any rights previously accrued by either party.

23.8 The parties agree to take all further actions prior to and after the Closing as may be reasonably necessary or appropriate to carry out the intent of this Agreement, including without limitation the execution and delivery of documents.

23.9 Neither Draxis nor Elan (including their respective Affiliates) shall use the name of the other party or otherwise disclose the substance or existence of the transactions contemplated in this Agreement or the Stock Purchase Agreement in any public statement, prospectus, annual report or press release or other public communication (collectively "Public Statements") without the prior written approval of the other party, which may not be unreasonably withheld or delayed; provided, however, that both parties shall endeavor in good faith to give the other party a minimum of two (2) business days to review such Public Statements; provided, further, that, upon approval of any such Public Statement, both parties may disclose to third parties the information contained in such Public Statement without the further approval of the other; and provided, further, that if a party hereto does not approve such Public Statement, either party may still use the name of the other party in any Public Statement without the prior written approval of the other party, if such party is advised by counsel that such disclosure is required to comply with applicable law.


                [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into by their duly authorized officers as of the day and year first set forth above.



DRAXIS HEALTH INC.


By:     /s/ Martin Barkin
        -------------------------------------


Title:  President and Chief Executive Officer
        -------------------------------------


Date:   June 17, 1999
        -------------------------------------



ELAN PHARMA (INTERNATIONAL) LIMITED


By:     /s/ David Hurley
        -------------------------------------


Title:  Director
        -------------------------------------


Date:   14/7/99
        -------------------------------------



ELAN PHARMACEUTICALS, INC.


By:     [ILLEGIBLE]
        -------------------------------------


Title:  President
        -------------------------------------


Date:   7/16/99
        -------------------------------------